USVC VENTURE CAPITAL ACCESS FUND 486BPOS

Exhibit.(k)(3)

SECOND AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT ADDENDUM

May 15, 2026

USVC Venture Capital Access Fund

140 Lakeside Avenue, Suite 100

Seattle, WA 98122

Dear Ladies and Gentlemen:

This addendum to the second amended and restated expense limitation agreement (the “Agreement”) between USVC Venture Capital Access Fund (the “Fund”) and AngelList Asset Management, LLC (the “Adviser”) will confirm that the Expense Limitation (as defined in the Agreement) of 0.30% of the average net asset value of the Fund shall apply to the Fund’s total expenses, excluding Excluded Expenses (as defined in the Agreement), for the period beginning November 3, 2025 and ending November 24, 2025, in addition to periods after November 24, 2025 as provided for in the Agreement.

If the foregoing correctly sets forth the agreement between the Fund and the Adviser, please so indicate by signing and returning to the Fund the enclosed copy hereof.

Very truly yours,

ANGELLIST ASSET MANAGEMENT, LLC

By:	/s/ Erik Syvertsen
Name:	Erik Syvertsen
Title:	Chief Executive Officer

ACCEPTED:

USVC VENTURE CAPITAL ACCESS FUND

By:	/s/ Erik Syvertsen
Name:	Erik Syvertsen
Title:	President